Exhibit 99.1
Contact:
BioMimetic Therapeutics, Inc.
Kearstin Patterson, 615-236-4419
Director, Corporate Communications
Mobile: 615-517-6112
kpatterson@biomimetics.com
BioMimetic Therapeutics, Inc. Announces an $8 Million Private
Placement
Company Intends to Commence Rights Offering
FRANKLIN, Tenn. – April 6, 2009 — BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that on April 3, 2009, the Company entered into a definitive purchase agreement with InterWest Partners X, LP, an affiliate of InterWest Partners, one of the Company’s existing stockholders, for the private placement of 941,177 shares of its common stock at a price of $8.50 per share. The purchase price represents a significant premium to the market price ($7.45 per share) of the Common Stock on the date of execution of the purchase agreement. The transaction is expected to raise approximately $8.0 million in gross proceeds. The closing of the financing is expected to occur as soon as practicable, subject to the satisfaction of customary closing conditions. The Company intends to use the proceeds of the financing for general corporate purposes, including working capital.
The shares offered to InterWest Partners have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of any state, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws. InterWest Partners is an accredited investor. The Company agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares issued in the private placement and certain other shares of common stock currently held by InterWest Partners.
In addition, the Company’s Board of Directors has approved a rights offering of up to $17 million to be made, on a pro rata basis, to the Company’s existing stockholders of record as of April 21, 2009, also at a price of $8.50 per share. The Company intends to proceed with the rights offering once a registration statement relating to the rights offering has been filed with, and declared effective by, the SEC, which we anticipate will occur shortly.
In connection with the rights offering, the Company entered into a standby purchase agreement with Novo A/S, an existing stockholder of the Company, pursuant to which

Novo A/S has agreed to backstop the rights offering by agreeing to purchase up to $15 million of common stock in the offering, if this stock is not purchased by other current shareholders. Novo A/S is an interested stockholder for purposes of Section 203 of the Delaware General Corporation Law and, in accordance with such law, the issuance of shares to Novo A/S in the rights offering, pursuant to the standby purchase agreement or otherwise, requires the approval, in an annual or special meeting of stockholders, of 66 2/3% of the Company’s outstanding shares of common stock. The Company intends to solicit such approval at its upcoming annual meeting of stockholders. There can be no assurance that the proposed rights offering will be commenced or completed, and the Company is unable, at this time, to ascertain the amount of proceeds it will generate in the rights offering. There can be no assurance that the Company will be able to solicit successfully the approval of its stockholders to issue any shares to Novo A/S.
“In these turbulent economic times, we are indeed fortunate to have strong, dedicated shareholders seeking to further invest in BMTI at a substantial premium to the recent trading price of the stock,” stated Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “While we remain confident in the outcome of our clinical pivotal trial with Augment, there are several reasons for proceeding with the private placement and the rights offering at this time, including the challenging conditions in the financial markets and the uncertainty of both the timing for achieving full liquidity for our auction rate securities and the timing for receipt of the $10 million milestone payment from Luitpold Pharmaceuticals for EU approval of GEM 21S®. The potential initiation of a North American pivotal clinical trial for Augment Injectable Bone Graft (AIBG), the second product candidate in our pipeline, and additional expenses associated with commercializing Augment Bone Graft if approved in Canada later this year were also factors in our decision.”
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The rights offering will be made by means of a prospectus and any offering of the Company’s common stock under the resale registration statement will be made only by means of a prospectus.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing regenerative protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of the rhPDGF-BB platform technology. Additionally, the Company has both completed and ongoing clinical trials with its product candidates Augment and Augment Injectable in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. BioMimetic’s previously approved product and lead product candidates all combine recombinant protein therapeutics (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S is the registered trademark of Luitpold Pharmaceuticals, Inc., who now owns and markets that product.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.